Exhibit 99.1

             MIDSOUTH BANCORP, INC. REPORTS 4TH QUARTER EARNINGS

    LAFAYETTE, La., Jan. 27 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) announced fourth quarter 2005 net income of $1,676,000, an increase of $57,000 from the $1,619,000 earned in the fourth quarter of 2004 and an increase of $42,000 from the $1,634,000 earned in the third quarter of 2005. Basic earnings per share were $.34 for the quarter ended December 31, 2005, compared to $.33 per share reported for both the fourth quarter of 2004 and the third quarter of 2005. Diluted earnings per share were $.33 for the fourth quarter of 2005 compared to $.32 per share for both the fourth quarter of 2004 and the third quarter of 2005.

    A 15.2% improvement in net interest income for the fourth quarter of 2005 compared to the fourth quarter of 2004 was offset by a 13% increase in non-interest expenses and a 3.9% decrease in non-interest income. Fourth quarter 2005 non-interest expenses were impacted by increases in salary and benefit costs, marketing costs and occupancy expenses, including approximately $448,000 in start-up costs for four new retail locations. Three of the new retail offices opened late in the third quarter of 2005 and the new Houma office opened in late November 2005, following construction delays resulting from Hurricane Katrina. Non-interest income for the fourth quarter of 2005 was impacted by a decrease in service charge income of approximately $300,000 resulting from Hurricanes Katrina and Rita. In January 2006, service charge income returned to normal levels and the Company's management anticipates no further declines in service charge income resulting from the hurricanes.

    During the fourth quarter of 2005, the Company's lending officers continued to consult with their customers and further credit analysis was performed to assess credit-related risks from the two hurricanes. After completing the assessment, a provision totaling $300,000 was added to the Allowance for Loan Losses ("ALL"), primarily to cover probable losses in agricultural credits as a result of the storms. No additional credit risks from the hurricanes have been identified other than those allowed for in the ALL.

    Year-to-date earnings as of December 31, 2005 totaled $7,274,000, a 4.2% increase over the $6,980,000 reported for the year ended December 31, 2004. Basic earnings per share were $1.48 at December 31, 2005 versus $1.55 per share at December 31, 2004. Diluted earnings per share were $1.44 versus $1.48, respectively. The decrease in per share data despite increased earnings resulted primarily from the dilutive effect of approximately 461,000 shares issued with the merger and acquisition of Lamar Bancshares, Inc. on October 1, 2004, adjusted for a 25% stock dividend paid on November 30, 2004 to shareholders of record on October 29, 2004.

    Highlights for the Quarter Ended December 31, 2005

    * Return on average equity was 12.62% for the fourth quarter of 2005 compared to 13.48% for the fourth quarter of 2004. The return on average common equity was affected by the issuance of stock in connection with the Company's acquisition of Lamar Bancshares, Inc., the parent company of Lamar Bank, on October 1, 2004. The leverage capital ratio was 8.75% at December 31, 2005 compared to 8.73% at December 31, 2004.

    * Net interest income totaled $7,561,000 for the fourth quarter of 2005, up 15.2% from the $6,561,000 reported for the fourth quarter of 2004. Net interest income increased primarily due to a 10.6% increase in the average volume of earning assets.

    * Total consolidated assets increased $88.7 million or 14.5%, from $610.1 million at December 31, 2004 to $698.8 million at December 31, 2005. Total loans grew $56.3 million or 14.6%, from $386.5 million at December 31, 2004 to $442.8 million at December 31, 2005, primarily in commercial and real estate credits. Total deposits grew $94.5 million or 17.8%, from $530.4 million at December 31, 2004 to $624.9 million at December 31, 2005. Of the $94.5 million growth in deposits, $53.2 million was in non-interest bearing deposits, which increased that portfolio to 28% of total deposits at December 31, 2005. Interest- bearing deposits increased $41.3 million, primarily in the Company's Platinum money market accounts.

    * Nonperforming assets, including loans 90 days or more past due, totaled $3.4 million at December 31, 2005 compared to $1.7 million at December 31, 2004. The increase resulted primarily from a $1.5 million increase in loans past due 90 days or more. Two past due government-guaranteed loans totaling $1.1 million and a commercial loan totaling $420,000 increased the loans past due 90 days or more for the year ended December 31, 2005. One government-guaranteed loan subsequently paid in full in January 2006 and payment on the second loan is expected during the first quarter of 2006. Management expects the commercial loan to be returned to a current status during the first quarter of 2006. As a percentage of total assets, nonperforming assets increased to .49% at December 31, 2005, up from .28% at December 31, 2004. Charge-off volume decreased with net charge-offs to total loans at .11% compared to .23% for the same periods, respectively.

    Components of Fourth Quarter Earnings

    Net interest income for the fourth quarter of 2005 increased $1.0 million or 15.2% compared to the fourth quarter of 2004. Total interest income from loans and investment securities increased $2.25 million for the same period, primarily due to a 15.5% increase in average loan volume between the two quarters reviewed. The Company continues to be asset sensitive to changes in interest rates and as a result, increases in New York Prime ("Prime") generated improved margins for the fourth quarter of 2005. The increase in interest income was partially offset by a $1.25 million increase in interest expense resulting from higher rates paid on interest-bearing liabilities and a 8.1% increase in the average volume of interest-bearing deposits between the two quarters reviewed.

    Non-interest income for the fourth quarter of 2005 decreased $113,000 or 3.9% in comparison to the fourth quarter of 2004. A $416,000 or 18.2% decrease resulted in service charges on deposit accounts primarily due to the hurricane-related decrease of approximately $300,000. Other non-interest charges and fees increased $303,000 or 47%, primarily from an increase in ATM and Debit Card fees resulting from an increased volume of transactions.

    Non-interest expense increased $908,000 or 13% in quarterly comparison, primarily due to increases of $272,000 in salary and benefit costs, $271,000 in marketing costs and $256,000 in occupancy expenses, including approximately $448,000 in start-up costs for four new retail locations. The increases reflect the growth of the franchise over the past year.

    In year-to-date comparison, total net income increased $294,000 or 4.2%. The 2005 results include the impact of twelve months of income and expenses associated with Lamar Bank compared to the three months of Lamar Bank income and expenses included in 2004. Net interest income increased $5.7 million or 25.9% and non-interest income increased $3.0 million or 32.8% to contribute a total increase of $8.7 million to revenues for the year ended December 31, 2005 compared to the year ended December 31, 2004. The Company invested the increased revenues in the franchise through market development, staff development and system upgrades which resulted in increased non-interest expenses of $8.4 million for 2005.

    The Company's investment in growing the franchise is also reflected in seven new retail stores scheduled to open over the next twelve months to service MidSouth Bank and Lamar Bank customers. MidSouth Bank's ninth Lafayette store is scheduled to open in February of 2006. Two additional retail stores are planned for the Baton Rouge market and scheduled for September and December 2006. A new retail store in Thibodaux and a second store in Lake Charles are scheduled for October 2006. In the Texas markets, a second Lamar Bank location in Conroe, Texas is scheduled to open in November 2006 and management is working on site selection for a second retail store in College Station. Costs associated with opening the new stores will directly impact earnings throughout 2006 and any substantial contributions to income will not be reflected until 2007.

    MidSouth Bancorp, Inc. is a two-bank holding company headquartered in Lafayette, Louisiana whose wholly-owned active subsidiaries are MidSouth Bank, N.A., also headquartered in Lafayette, and Lamar Bank, headquartered in Beaumont, Texas. The MidSouth franchise consists of 28 banking offices throughout south Louisiana and southeast Texas.

    MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL. The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)
(in thousands except per share data)

                                                                              For The
                                       For The Quarter                       Qtr Ended
                                      Ended December 31,                      Sept. 30,
                                   ------------------------        %         ----------        %
                                      2005          2004          Chg           2005          Chg
                                   ----------    ----------    ----------    ----------    ----------
EARNINGS DATA
Total interest income              $   10,703    $    8,451          26.6%   $    9,882           8.3%
Total interest expense                  3,142         1,890          66.2%        2,957           6.3%
Net interest income                     7,561         6,561          15.2%        6,925           9.2%
Provision for loan losses                 300           321          -6.5%          300           0.0%
Non-interest income                     2,816         2,929          -3.9%        2,840          -0.8%
Non-interest expense                    7,867         6,959          13.0%        7,319           7.5%
Provision for income tax                  534           591          -9.6%          512           4.3%
Net income                         $    1,676    $    1,619           3.5%   $    1,634           2.6%

PER COMMON SHARE DATA
Basic earnings per share           $     0.34    $     0.33           3.0%   $     0.33           3.0%
Diluted earnings per share         $     0.33    $     0.32           3.1%   $     0.32           3.1%

Book value at end of period        $    10.74    $     9.91           8.4%   $    10.66           0.8%
Market price at end of period      $    26.99    $    24.55           9.9%   $    30.40         -11.2%
Weighted avg shares outstanding
   Basic                            4,925,887     4,883,076           0.9%    4,905,783           0.4%
   Diluted                          5,072,632     5,079,305          -0.1%    5,086,647          -0.3%

AVERAGE BALANCE SHEET DATA
Total assets                       $  683,183    $  613,437          11.4%   $  650,219           5.1%
Earning assets                        616,347       557,392          10.6%      587,787           4.9%
Loans and leases                      438,002       379,164          15.5%      422,588           3.6%
Interest-bearing deposits             444,310       411,023           8.1%      438,058           1.4%
Total deposits                        608,063       536,000          13.4%      574,754           5.8%
Total stockholders' equity             52,695        47,765          10.3%       51,813           1.7%

SELECTED RATIOS                    12/31/2005    12/31/2004                  09/30/2005
Return on average assets                 0.97%         1.05%         -7.3%         1.00%         -2.4%
Return on average total equity          12.62%        13.48%         -6.4%        12.51%          0.9%
Return on average realized
 equity (A)                             12.41%        13.82%        -10.2%        12.42%         -0.1%
Average equity to average assets         7.71%         7.79%         -0.9%         7.97%         -3.2%
Leverage capital ratio                   8.75%         8.73%          0.2%         8.97%         -2.5%

CREDIT QUALITY
Allowance for loan losses as a %
 of total loans                          0.98%         1.00%         -2.0%         0.97%          1.0%
Nonperforming assets to
 total assets                            0.49%         0.28%         75.0%         0.45%          8.9%
Net YTD charge-offs to
 total loans                             0.11%         0.23%        -52.2%         0.07%         57.1%

(A) Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                       Period Ended                               Period Ended
                                  -------------------------                  ------------------------
                                    Dec. 31,      Dec. 31,         %          Sept. 30,     Jun. 30,
                                      2005          2004          Chg           2005         2005
                                  -----------    ----------    ----------    ----------    ----------
BALANCE SHEET
Assets
Cash and cash equivalents         $    52,437    $   17,397         201.4%   $   27,733    $   25,534
Securities available-for-
 sale                                 139,429       143,261          -2.7%      133,917       133,336
Securities held-to-maturity            19,611        22,852         -14.2%       20,086        21,180
  Total investment
   securities                         159,040       166,113          -4.3%      154,003       154,516
Total loans                           442,794       386,471          14.6%      434,478       410,030
Allowance for loan losses              (4,355)       (3,850)         13.1%       (4,211)       (4,039)
  Loans, net                          438,439       382,621          14.6%      430,267       405,991
Premises and equipment                 23,606        19,338          22.1%       21,680        21,036
Goodwill and other
 intangibles                           10,257        10,644          -3.6%       10,454        10,471
Other assets                           15,036        13,975           7.6%       15,344        14,345

  Total assets                    $   698,815    $  610,088          14.5%   $  659,481    $  631,893

Liabilities and
 Stockholders' Equity
Non-interest bearing
 deposits                         $   177,946    $  124,659          42.7%   $  148,895    $  130,525
Interest bearing deposits             446,992       405,724          10.2%      437,509       428,197
  Total deposits                      624,938       530,383          17.8%      586,404       558,722
Securities sold under
 agreements to repurchase
 and FHLB borrowings                    1,732        12,412         -86.0%        2,191         2,354
Junior subordinated
 debentures                            15,465        15,465           0.0%       15,465        15,465
Other liabilities                       3,494         3,255           7.3%        3,045         3,829
  Total liabilities                   645,629       561,515          15.0%      607,105       580,370
Total shareholders' equity             53,186        48,573           9.5%       52,376        51,523
  Total liabilities and
   shareholders' equity           $   698,815    $  610,088          14.5%   $  659,481    $  631,893

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                     Three Months Ended                             Year Ended
                                        December 31,                               December 31,
                                  -------------------------        %         ------------------------         %
                                     2005           2004          Chg           2005          2004         Change
                                  -----------    ----------    ----------    ----------    ----------    ----------
INCOME STATEMENT
Interest income                   $    10,703    $    8,451          26.6%   $   38,555    $   27,745          39.0%
Interest expense                        3,142         1,890          66.2%       10,787         5,693          89.5%
  Net interest income                   7,561         6,561          15.2%       27,768        22,052          25.9%
Provision for loan
 losses                                   300           321          -6.5%          980           991          -1.1%
Service charges on
 deposit accounts                       1,868         2,284         -18.2%        8,283         6,949          19.2%
Gains on securities,
 net                                                                                              132        -100.0%
Other charges and fees                    948           645          47.0%        3,967         2,140          85.4%
  Total non-interest
   income                               2,816         2,929          -3.9%       12,250         9,221          32.8%
Salaries and employee
 benefits                               3,662         3,391           8.0%       13,823        10,220          35.3%
Occupancy expense                       1,568         1,312          19.5%        5,615         4,315          30.1%
 Intangible amortization                   82           134         -38.8%          483           183         163.9%
Other non-interest
 expense                                2,555         2,122          20.4%        9,405         6,142          53.1%
  Total non-interest
   expense                              7,867         6,959          13.0%       29,326        20,860          40.6%
Income before income
 taxes                                  2,210         2,210           0.0%        9,712         9,422           3.1%
Provision for income
 taxes                                    534           591          -9.6%        2,438         2,442          -0.2%
Net income                        $     1,676    $    1,619           3.5%   $    7,274    $    6,980           4.2%

Earnings per share,
 diluted                          $      0.33    $     0.32           3.1%   $     1.44    $     1.48          -2.7%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                 Fourth       Third      Second       First      Fourth
                                 Quarter     Quarter     Quarter     Quarter     Quarter
                                  2005        2005        2005         2005       2004
                                --------    --------    --------    --------    --------
INCOME STATEMENT
Quarterly Trends
Interest income                 $ 10,703    $  9,882    $  9,333    $  8,637    $  8,451
Interest expense                   3,142       2,957       2,476       2,212       1,890
     Net interest income           7,561       6,925       6,857       6,425       6,561
Provision for loan losses            300         300          66         314         321
Net interest income after
  provision for loan losses        7,261       6,625       6,791       6,111       6,240
Total non-interest income          2,816       2,840       3,170       3,422       2,929
Total non-interest expense         7,867       7,319       7,187       6,953       6,959
Income before income taxes         2,210       2,146       2,774       2,580       2,210
Income taxes                         534         512         734         657         591
Net income                      $  1,676    $  1,634    $  2,040    $  1,923    $  1,619

Earnings per share, basic       $   0.34    $   0.33    $   0.42    $   0.39    $   0.33
Earnings per share, diluted     $   0.33    $   0.32    $   0.40    $   0.38    $   0.32
Book value per share            $  10.74    $  10.66    $  10.49    $  10.03    $   9.91
Return on Average Equity           12.62%      12.51%      16.26%      15.79%      13.48%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                        Period Ended                             Period Ended
                                  -------------------------                  ------------------------
                                    Dec. 31,      Dec. 31,          %         Sept. 30,     Jun. 30,
                                      2005          2004           Chg          2005         2005
                                  -----------    ----------    ----------    ----------    ----------
Asset Quality Data
Nonaccrual loans                  $       660    $      472          39.8%   $    2,125    $    1,892
Loans past due 90 days and over         2,511           488         414.5%          561           128
Total nonperforming loans               3,171           960         230.3%        2,686         2,020
Other real estate owned                    98           445         -78.0%          111            98
Other foreclosed assets                   176           283         -37.8%          154           156
Total nonperforming assets        $     3,445    $    1,688         104.1%   $    2,951    $    2,274
Nonperforming assets to
 total assets                            0.49%         0.28%         75.0%         0.45%         0.36%
Nonperforming assets to
 total loans + OREO + other
 foreclosed assets                       0.78%         0.44%         77.3%         0.68%         0.55%
ALL to nonperforming assets            126.42%       228.08%        -44.6%       142.70%       177.62%
ALL to nonperforming loans             137.34%       401.04%        -65.8%       156.78%       199.95%
ALL to total loans                       0.98%         1.00%         -2.0%         0.97%         0.99%

Year-to-date charge-offs          $       702    $    1,067         -34.2%   $      482    $      310
Year-to-date recoveries                   226           182          24.2%          164           119
Year-to-date net charge-offs      $       476    $      885         -46.2%   $      318    $      191
Net YTD charge-offs to total
 loans                                   0.11%         0.23%        -52.2%         0.07%         0.05%

SOURCE  MidSouth Bancorp, Inc.
    -0-                             01/27/2006
    /CONTACT: C. R. Rusty Cloutier, President of MidSouth Bancorp, Inc., +1-337-267-4201, or +1-337-962-9900/
    (MSL)